Exhibit 10.1

MORTGAGE LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Loan Agreement”) is entered into effective this 5th day of July, 2012 (the “Effective Date”), by and between SOUTHERN HEALTH CORPORATION OF HOUSTON, INC., a Georgia corporation (“Borrower”) and STILLWATER NATIONAL BANK AND TRUST COMPANY (“Lender”).

RECITALS

WHEREAS, Borrower has requested that Lender extend certain credit and related financial accommodations including a loan of $9,975,000 to Borrower in connection with the refinancing of, and the making of certain capital improvements to, Borrower’s real estate and related improvements in Houston, Mississippi (the “Mortgage Loan”);

WHEREAS, Lender has agreed to accommodate the request from Borrower for the loan subject to the provisions of this Loan Agreement including the receipt of certain guaranties; and

WHEREAS, (i) SunLink Healthcare, LLC, a Georgia limited liability company (“Healthcare”), and SunLink Health Systems, Inc., an Ohio corporation (“SunLink”) are each willing to separately guarantee 100% of the indebtedness and obligations of Borrower to Lender pursuant to their respective guaranties of even date herewith and (ii) the United States Department of Agriculture is willing to guarantee 70% of the Mortgage Loan pursuant to a USDA 70% Guaranty Agreement; and

WHEREAS, concurrently herewith Lender is also extending certain credit to Borrower pursuant to a separate Working Capital Loan Agreement for a loan of up to one million dollars for working capital and similar general corporate purposes dated as of an even date herewith with such loan evidenced by a revolving promissory note;

NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which the parties hereto acknowledge, Borrower and Lender hereby agree as follows:

LENDING AGREEMENT. Subject to the terms and conditions hereinafter set forth, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender the sum of NINE MILLION NINE HUNDRED SEVENTY-FIVE THOUSAND AND NO/100THS DOLLARS ($9,975,000.00) (the “Loan Commitment”), to be used by Borrower solely for the purposes of (a) refinancing Borrower’s existing real estate mortgages and/or deeds of trust; (b) allowing Borrower to fund EIGHT HUNDRED FIFTY THOUSAND DOLLARS AND NO 100THS DOLLARS ($850,000.00) to the Construction Escrow Account (defined in Section 4.3) to finance a portion of the cost of constructing a medical office building (“MOB”) as reflected in the Construction Budget (defined in Section11.2.5), all in connection with two parcels of real property and improvements located in Houston, Chickasaw County, Mississippi described at Exhibit “A” hereto (the “Property”); and (c) paying all fees and expenses required to be paid by Borrower hereunder.

BORROWER’S NOTE. Borrower will execute and deliver to Lender a term promissory note of even date herewith in form and substance and payable on terms approved by Lender (the “Mortgage Note”) having the following terms:

Amount. The principal face amount will be NINE MILLION NINE HUNDRED SEVENTY-FIVE THOUSAND AND NO/100THS DOLLARS ($9,975,000.00).

Interest. The Mortgage Note will bear interest at the interest rate equal to the greater of (a) six percent (6.0%) per annum; or (b) the Prime Rate plus one and one half percent (1.5%) per annum, which rate will be prospectively adjusted on June 30, 2012 and on the last day of every third month thereafter to reflect any change in the Prime Rate as in effect on such date (the “Interest Rate”). “Prime Rate” means the Prime Rate as published in the “Money Rates” Section of the Wall Street Journal, which rate is not necessarily the lowest rate of interest charged by Lender. All interest on the Mortgage Note shall be calculated for the actual number of days elapsed at a per diem charge based on a year consisting of 360 days.

Payments.

1.1.1.	Regular Payments. Commencing August 1, 2012 and on the 1st day of each month thereafter, Borrower will make equal monthly payments in an amount sufficient to fully amortize principal and interest over the remaining term of the Mortgage Note at the Interest Rate. The payment amount will be adjusted each time the Interest Rate is adjusted to reflect the change in the Interest Rate.

1.1.2.	Additional Payments. The first $500,000.00 of the incentive payments received by Borrower after the Effective Date pursuant to the Health Information Technology for Economic and Clinical Act of 2009 (the “EHR Payments”), the terms and conditions of which are more particularly described at 42 U.S.C. § 1395ww(n), 42 C.F.R. § 495.104, et seq., 75 FED. REG. 44314, will be paid by Borrower to Lender within five (5) days of Borrower’s receipt thereof to be applied to the outstanding balance owing under the Mortgage Note. Unless a Default shall have occurred and then be continuing, Borrower will be entitled to use EHR Payments in excess of $500,000.00 in Borrower’s sole and absolute discretion. If a Default shall have occurred and then be continuing, all EHR Payments after and during such Default will be paid by Borrower to Lender within five (5) days after Borrower’s receipt thereof to be applied by Lender to reduce the outstanding principal balance of the Mortgage Note.

1.1.3.

Prepayment Premium. Borrower will have the right to prepay the Mortgage Note in whole or in part at any time and from time to time with interest accrued to the date of prepayment on the amount prepaid, conditioned upon ten (10) days prior written notice to Lender of Borrower’s intent to prepay the Mortgage Note accompanied by delivery of the “Prepayment Premium” (defined below) to Lender. The

“Prepayment Premium” shall be equal to five percent (5.0%) of the amount of the outstanding principal balance of the Mortgage Note being repaid as of the date of the prepayment if such prepayment date is on or before the fifth anniversary date of the Mortgage Note. No Prepayment Premium shall be due for prepayment made after the fifth anniversary of the Mortgage Note or prepayment made from EHR Payments.

Maturity. The entire unpaid principal balance plus all accrued interest owing on the Mortgage Note shall be due and payable on July 5, 2027 (the “Maturity Date”).

Advances. The Loan Commitment will be fully funded under the Mortgage Note upon the satisfaction of the conditions set forth in Section 7 below.

RECOURSE. The Loan Commitment will be full recourse to Borrower under the Mortgage Note, full recourse to SunLink and Healthcare under their guaranties, and limited recourse to USDA under its guaranty.

COLLATERAL SECURITY. The performance of all covenants and agreements contained in this Loan Agreement and in the other documents executed or delivered as a part of this transaction and the payment of the Mortgage Note and all renewals, amendments and modifications thereof, all interest thereon and expenses of collection thereof shall be secured by the following:

Deed of Trust. Borrower shall grant Lender a first priority lien covering the Property together with all buildings, fixtures and improvements now or hereafter located thereon to be evidenced by a deed of trust in form and substance approved by Lender (the “Deed of Trust”).

Assignment of Rents. Borrower shall grant Lender a first priority security interest in all of Borrower’s leases and rents with respect to the Property pursuant to the terms of an assignment of leases and rents covering the Property in form and substance approved by Lender (the “Assignment of Rents”).

Security Interest. Borrower shall grant Lender (i) a first priority security interest covering all of Borrower’s medical equipment, furniture, hospital beds, kitchen equipment and supplies, computer equipment, computer hardware, computer software, computer software licenses, general intangibles, and all other tangible personal property, whether now owned or hereafter acquired, and all proceeds, products, rents, profits and income from the sale thereof (the “Equipment”); (ii) a first priority security interest covering the Borrower’s Account No. xxxxxxx (the “Construction Escrow Account”), and Account No. xxxxxxx, a restricted account for the USDA origination and guaranty fee (the “USDA Fee Account”), both maintained by Borrower with Lender (together, the “Mortgage Accounts”), (iii) a second priority security interest in all of Borrower’s other accounts and deposit accounts with Lender, including but not limited to Account No. xxxxxxx (the “Medicare Account”) and Account No. xxxxxxx (the “Operating Account”), both maintained by the Borrower with the Lender (all such accounts collectively, the “Deposit Accounts”), (iv) a second priority security interest in Borrower’s goods, chattels, revenue, income, certificates of title, medical supplies, and equipment (collectively, the “Goods”), and (v) a second priority security interest in Borrower’s accounts receivable, government and non-government health care accounts receivable, including but not limited to health-care-insurance receivables, contract rights and inventory whether now owned or hereafter acquired, and all proceeds, products, rents, profits, and income therefrom (collectively, the “Receivables”). The Equipment, the Mortgage Accounts, the Deposit Accounts, the Goods and the Receivables are collectively referred to herein as the “Borrower’s Personal Property”. The security interests granted shall be evidenced by one or more security agreements in form and substance approved by Lender (the “Security Agreement”). The lien covering the Deposit Accounts, the Goods and the Receivables will be subordinate only to the lien granted by Borrower to Lender in the same collateral to secure the Working Capital Note, but will be released by Lender upon satisfaction of the following conditions:

1.1.4.	Lender’s commitment under the Working Capital Loan Agreement is terminated, and

1.1.5.	Indebtedness to the Lender under the Working Capital Loan Agreement is paid in full, provided that, in the event such indebtedness is refinanced with another lender, Lender shall have consented, no such consent to be unreasonably withheld, delayed or conditioned, and entered into an appropriate, commercially reasonable intercreditor agreement with the replacement lender, which replacement lender would have a senior lien on the Deposit Accounts, the Goods and the Receivables; and

1.1.6.	No Default under this Loan Agreement shall have occurred and then be continuing.

Stock Pledge Agreement. In support of the unlimited guaranty to be delivered by Healthcare, Healthcare shall pledge 100% of the stock and ownership interests in Borrower to Lender, to be evidenced by a Stock Pledge Agreement in form and substance approved by Lender (the “Stock Pledge Agreement”) and in connection therewith Healthcare shall deliver to Lender all original stock certificates (the “Stock Certificates”) together with a stock power endorsed in blank (the “Stock Power”).

Assignment of Construction Contract. Borrower shall grant Lender a first priority security interest in Borrower’s interest under the Construction Contract (as defined in Section 11.2.6) pursuant to an assignment thereof in form and substance approved by Lender (the “Assignment of Construction Contract”).

Assignment of Architectural Agreement. Borrower shall grant Lender a first priority security interest in Borrower’s interest in the Architectural Agreement (as defined in Section 11.2.7) pursuant to an assignment thereof in form and substance approved by Lender (the “Assignment of Architectural Agreement”).

Assignment of Plans and Specifications. Borrower shall grant Lender a first priority security interest in Borrower’s Plans and Specifications (as defined in Section 11.2.4) pursuant to an assignment thereof in form and substance approved by Lender (the “Assignment of Plans”).

GUARANTIES. Payment of the Mortgage Note will be guaranteed as follows:

Unlimited Guaranties. SunLink and Healthcare shall each guarantee payment of all indebtedness evidenced by the Mortgage Note, to be evidenced by guaranty agreements in form and substance approved by Lender (respectively, the “SunLink Guaranty” and the “Healthcare Guaranty”). SunLink and Healthcare are sometimes referred to hereafter together as the “Guarantors”.

USDA Limited Guaranty. The United States Department of Agriculture or any of the agencies thereof approved by Lender (individually and collectively, the “USDA”) shall guarantee 70% of the indebtedness evidenced by the Mortgage Note to be evidenced by a USDA 70% Guaranty Agreement in form and substance approved by Lender and USDA pursuant to a certain Conditional Commitment for Guarantee issued by the USDA, a true and correct copy of which is attached at Exhibit “B” hereto (the “Conditional Commitment”).

REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

Borrower’s Existence. Borrower is, and will continue to be a corporation, duly incorporated and validly existing under the laws of the State of Georgia; Borrower has adequate power, authority and legal right to own and hold the Property; Borrower is or will be, in all material respects, duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities which in any such case is material to the ability of Borrower to carry on its business in the development, construction, equipping, operating and leasing of the Property; Borrower has adequate authority, power and legal right to enter into and carry out the provisions of this Loan Agreement and other documents contemplated herein and to consummate the transactions contemplated hereby.

Litigation. All litigation in which the Borrower is involved as of the date hereof is set forth on Schedule “6.2” hereto. There is no action, suit, proceeding or investigation pending or threatened against Borrower, or any of the owners of Borrower which would reasonably be expected to materially adversely affect Borrower, the Property or any of Borrower’s Personal Property or materially impair the ability of Borrower to carry on its business substantially as now conducted or contemplated or result in any substantial liability above applicable deductibles not adequately covered by insurance.

No Default. The making and performance by Borrower of this Loan Agreement or the documents to be executed in connection herewith will not violate any material provision or constitute a material default under any indenture, agreement or instrument to which Borrower, the Property or any material portion of the Borrower’s Personal Property is bound or affected.

Ownership. Borrower owns good marketable fee title to the Property, and Borrower has good title to Borrower’s Personal Property and, upon completion of construction and/or installation and payment therefor, all of its other properties and assets, real or personal, tangible or intangible, which are or are to be constructed, owned, installed, or used in connection with any of the Property, and none of such properties or assets is or will be subject to any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind excluding only “Permitted Encumbrances” as set forth at Schedule “6.4” hereto.

Financial Statements. Except as set forth on Schedule “6.5A” hereto, Borrower’s and Guarantors’ financial statements heretofore delivered to Lender (“Historical Financial Statements”) are true and correct in all material respects, have been prepared in accordance with

United States generally accepted accounting principles consistently applied (except in the case of unaudited financial statements, subject to the absence of financial footnotes and to normal and recurring year-end adjustments that are not likely to be material in amount) (“GAAP”), and present in accordance with GAAP the financial condition reflected therein as of the times and for the respective periods referred to therein. For purposes of this Section 6.5, “Historical Financial Statements” means those financial statements set forth on Schedule 6.5B.

Full Disclosure. Neither this Loan Agreement nor any statements or documents of Borrower referred to herein or delivered by Borrower pursuant to this Loan Agreement contains any untrue statement of a material fact.

Survival of Representations and Warranties. All covenants, representations and warranties made herein and under all documents executed pursuant hereto shall survive the making of the loans hereunder and the delivery of the Mortgage Note and other instruments executed in connection therewith until complete repayment of the Mortgage Note and all renewals and modifications thereof. Each request by Borrower for an advance hereunder shall constitute an affirmation that the foregoing representations and warranties remain true and correct as of the date of such request, or if given as of a specific date, as of such date unless otherwise disclosed, except with respect to financial statements superseded by subsequent reporting to Lender.

CONDITIONS PRECEDENT TO LOAN. As soon as all of the conditions set forth at Sections 7.1 through 7.21 hereof have been satisfied, and so long as no Default has occurred hereunder, Lender will advance the entire Loan Commitment from time to time, subject to the terms of this Loan Agreement, to be used solely for the purposes set forth in Section 1 hereof.

Loan Documents. This Loan Agreement, the Mortgage Note, the Deed of Trust, the Assignment of Rents, the Security Agreement, the Stock Pledge Agreement, the Stock Certificates, the Stock Power, the Account Collection Agreement, the Environmental Indemnity, the Building Laws Indemnity, the SunLink Guaranty, the Healthcare Guaranty, the USDA 70% Guaranty Agreement and all other documents executed pursuant thereto or in connection therewith as might be required by Lender (all of the foregoing are referred to herein as the “Loan Documents”) shall have been duly authorized, executed and delivered to Lender.

Authority. A certificate of the Secretary or Assistant Secretary of Borrower, SunLink and Healthcare (or other appropriate officer, including in the case of Healthcare, its sole member) dated as of the Effective Date and certifying to the following:

1.1.7.	A true and correct copy of the corporate (or other) resolutions of such the applicable entity authorizing the execution, delivery and performance of the Loan Documents to which such entity is a party contemplated hereby and thereby;

1.1.8.	The incumbency, names, titles and signatures of the officers of such entity authorized to execute the Loan Documents to which such entity is a party.

Organization. A certificate of the Secretary or Assistant Secretary of Borrower, SunLink and Healthcare (or other appropriate officer, including in the case of Healthcare, its sole member) dated as of the Effective Date and certifying to the following:

1.1.9.	A true and correct copy of the Articles of Incorporation or Certificate of Incorporation or Organization (or the equivalent) of each such entity with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of incorporation or organization as of a date not more than thirty (30) days prior to the Effective Date; and

1.1.10.	A true and correct copy of the bylaws (or other constitutive documents such as a limited liability company operating agreement) for the applicable entity.

Good Standing. A certificate of good standing for each of Borrower, SunLink and Healthcare in the jurisdiction of its incorporation or organization and, in the case of Borrower, its good standing as a foreign corporation in the State of Mississippi, in each case certified by the appropriate governmental officials as of a date not more than thirty (30) days prior to the Effective Date.

Title. A title commitment for a $9,975,000.00 mortgagee’s title insurance policy insuring the first priority status of the Deed of Trust shall have been issued to Lender by Statewide Title Services, Inc., as agent for Fidelity National Title Group (the “Title Insurer”) satisfactory to Lender reflecting that fee simple title in all of The Property is vested in Borrower, reflecting only those title exceptions approved by Lender and containing affirmative coverage against materialmen’s liens, an access endorsement, survey coverage, comprehensive endorsement, a zoning endorsement, a variable rate endorsement, and a tax lot endorsement, and which removes the creditor’s rights exclusion and the arbitration provision.

Compliance with Governmental Regulations. Evidence to the satisfaction of Lender shall have been made available to Lender that (i) the Property complies in all material respects with all applicable zoning, subdivision, environmental, air quality, flood hazard, fire safety, planning, building and other governmental laws, ordinances, codes, regulations or private use restrictions to the extent any failure to do so would materially adversely affect the ability of Borrower to carry on its business substantially as presently conducted; (ii) Borrower holds all material licenses and permits required by law for Borrower to operate Borrower’s hospital, nursing home and medical office businesses on the Property.

Environmental Report. Lender must have received a Phase I Environmental Report covering all of the Property reflecting environmental conditions satisfactory to Lender.

Survey. At Borrower’s expense, an ALTA survey of the Property prepared by a licensed civil engineer or a surveyor approved by Lender shall have been delivered to Lender, which shall be prepared within sixty (60) days prior to the date hereof in compliance with the requirements of Lender.

Appraisal. Lender shall have received an “as-complete” appraisal in form and substance satisfactory to Lender and reflecting a value for the completed MOB and all of the existing Property acceptable to Lender.

Origination Fee. Borrower shall have paid or concurrently from the proceeds of the Mortgage Loan shall pay to Lender a $47,375.00 origination fee, and Borrower shall have paid to Lender for the benefit of the USDA the $209,475.00 USDA origination fee which will be deposited in the USDA Guarantee Fee Account with Lender subject to the SNB Security Agreement, on or before the date of this Loan Agreement.

Financial Statements. The financial statements of Borrower, SunLink and Healthcare as of the end of the most recent quarter shall have been delivered to Lender.

Tax returns. The filed federal income tax returns for the fiscal year ended June 30, 2011 for Borrower, SunLink and Healthcare shall have been delivered to and approved by Lender.

Opinion of Borrower’s Counsel. An opinion from Borrower’s counsel in form and substance satisfactory to Lender shall have been delivered to Lender as to the due existence and good standing of Borrower, SunLink and Healthcare, and the due authorization of the execution and delivery of the Loan Documents, as applicable, by Borrower, SunLink and Healthcare.

Conditional Commitment. Lender shall have received the fully executed Conditional Commitment from the USDA having terms and conditions satisfactory to Lender, together with all documentation satisfactory to Lender evidencing the USDA’s approval of the substitution of Lender as Lender in the Conditional Commitment.

Balance Sheet Equity. Lender shall have received documentation satisfactory to Lender evidencing that Borrower has a minimum of ten percent (10%) tangible balance sheet equity as of the date of this Loan Agreement. Borrower’s tangible balance sheet equity will be determined in accordance with USDA requirements.

Site Inspections. The Property shall have been inspected and approved by Lender.

Licenses. Borrower shall have provided Lender with copies of all material licenses and permits required by law for Borrower to operate Trace Regional Hospital, Floy Dyer Manor nursing home, and the existing medical office businesses on the Property.

No Prior Liens. Lender shall have been provided with written documentation satisfactory to Lender that no liens, other than those in favor of Lender and those included as Permitted Encumbrances, have been filed against the Property or Borrower’s Personal Property.

Insurance. Borrower shall have obtained all of the insurance as required by and in accordance with Section 8 hereof.

Releases. Borrower shall have provided documentation satisfactory to Lender evidencing the complete release of Borrower from all personal liability owing under any other lending agreement, indebtedness or similar obligation owing to any party other than Lender in each case for money borrowed except in connection with Permitted Indebtedness (defined below).

Chatham Subordination. Chatham Credit Management III, LLC, as agent (“Chatham”) with respect to the Amended and Restated Credit Agreement dated August 1, 2008 (as amended, restated or otherwise modified from time to time, the “Chatham Credit Agreement”) shall have delivered to Lender a subordination agreement in form and substance reasonably approved by Lender and Chatham. For the purpose of determining compliance with the provisions of Section 10.6 below, the subordinated indebtedness to Chatham under the Chatham Credit Agreement shall be disregarded.

INSURANCE. Borrower shall obtain and maintain during the time stated below the following insurance policies and comply with the following obligations (those policies and obligations, collectively, the “Required Insurance”).

Special Perils Insurance. Borrower shall obtain and maintain at all times property insurance against all risks of loss to the Property customarily covered by “All Risk” or “Special Perils Form” policies as available in the insurance market (the “Special Perils Insurance”). Any Special Perils Insurance policy shall contain a coinsurance waiver and replacement cost value endorsement without reduction for depreciation. Special Perils Insurance shall cover at least the following perils:

1.1.11.	Building collapse, fire, flood, impact of vehicles and aircraft, lightning, malicious mischief, mudslide, subsidence, vandalism, water damage, and windstorm; and

1.1.12.	Such other insurable perils as, under good insurance practices, other commercial property owners from time to time insure against for property and buildings similar to the Property in height, location, nature, type of construction, and use; and

1.1.13.	The additional expense of demolition and increased cost of construction including increased cost from any changes in laws on restoration (which may be subject to a sub-limit for demolition and increased cost of construction of up to $10,000,000); and

1.1.14.	At least one hundred percent (100%) of the replacement value of all buildings and improvements now or hereafter located on the Property (which may be subject to a “margin clause” of up to 115% limiting coverage for each item (building, personal property, etc.) of the value reported on the statement of value as provided by Borrower to the insurer); and

1.1.15.	All tenant improvements and betterments that any of the leases on the Property require Borrower to insure (the “Insured Leasehold Property”).

Flood Insurance. If any buildings or improvements located on the Property are located in an area designated as “flood prone” or a “special flood hazard area” under the regulations for the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, 42 U.S.C. §4001 et seq., Borrower shall obtain and maintain at all times at least the maximum coverage for the Property available under the federal flood insurance plan which may be subject to a “flood blanket” sublimit of up to (i) $25,000,000 with respect to Trace Regional Hospital and (ii) $10,000,000 with respect to other locations.

Boiler and Machinery Insurance. Borrower shall obtain and maintain at all times comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss, extra expense, and expediting expense on the Property and the Insured Leasehold Property (the “Boiler and Machinery Insurance”). The Boiler and Machinery Insurance shall be on a replacement cost value basis, and, for each accident, shall cover at least the greater of: (a) Fifteen percent (15%) of full replacement cost of the buildings and improvements now or hereafter located on the Property; or (b) $500,000.00.

Builder’s Risk Insurance. Borrower shall obtain and maintain during construction of the MOB builder’s risk insurance for the full completed insurable value of the MOB written on a “completed value” Form (100 percent non-reporting) or its equivalent and including an endorsement granting permission to occupy (the “Builder’s Risk Insurance”). Builder’s Risk Insurance shall cover:

1.1.16.	The same perils that Special Perils Insurance must cover with whatever limits and coverage extensions Lender requires, unless Borrower’s Special Perils Insurance already includes that coverage; and

1.1.17.	Loss of materials, equipment, machinery, and supplies whether on-site, in transit, or stored offsite, or of any temporary structure, hoist, sidewalk, retaining wall, or underground property; and

1.1.18.	Soft costs, plans, specifications, blueprints, and models to the extent of $850,000.00; and

1.1.19.	Demolition and increased cost of construction, including increased costs arising from changes in laws at the time of restoration and coverage for operation of building laws, all subject to a sublimit satisfactory to Lender; and

1.1.20.	Business interruption (delayed opening) on an actual loss sustained basis and otherwise in compliance with Business Interruption Insurance requirements.

Business Interruption Insurance. As an extension to Special Perils Insurance, Flood Insurance, and Boiler and Machinery Insurance, Borrower shall obtain and maintain business interruption insurance on an “actual loss sustained” basis (“Business Interruption Insurance”). Borrower shall obtain and maintain Business Interruption Insurance equal to at least $10,000,000.00. If a Default shall have occurred and then be continuing, after receipt of any Business Interruption Insurance proceeds, Lender will be entitled to apply any such proceeds to indebtedness then owing by Borrower to Lender under this Loan Agreement or the Working Capital Loan Agreement and within three (3) Business Days therewith will deposit any excess proceeds into Borrower’s Operating Account. For purposes of this Loan Agreement, “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which federally chartered banking institutions are not required to be open.

Liability Insurance.

1.1.21.	Borrower shall obtain and maintain the following insurance for personal injury, bodily injury, death, accident, and property damages (collectively, the “Liability Insurance”);

(a)	Public liability insurance, including commercial general liability insurance;

(b)	Owned (if any), hired, and non-owned automobile liability insurance; and

(c)	Umbrella liability insurance.

1.1.22.	Liability Insurance shall provide coverage of at least one million dollars ($1,000,000.00) per occurrence and two million dollars ($2,000,000.00) in annual aggregate. If any Liability Insurance also covers other location(s) with a shared aggregate limit, the minimum Liability Insurance shall be increased by two million dollars ($2,000,000.00).

1.1.23.	Liability Insurance shall include coverage for liability arising from premises and operations, elevators, escalators, independent contractors, contractual liability (including liability assumed under any contracts and leases), and products and completed operations. Borrower will use commercially reasonable efforts to cause all Liability Insurance to name Lender as an “Additional Insured” by endorsement.

Statutory Employees’ Insurance. Borrower shall obtain and maintain workers’ compensation and disability insurance as required by law (“Statutory Employees’ Insurance”).

Fidelity Bonds. Borrower shall obtain fidelity bonds or employee dishonesty coverage for each employee of Borrower who has or will have access to any of Borrower’s funds satisfactory to Lender.

Medical Malpractice Insurance. Borrower shall obtain and maintain or cause to be maintained medical malpractice insurance for each medical professional employed by Borrower and Borrower shall use commercially reasonable efforts to require medical malpractice insurance to be maintained by each medical professional not employed by it working on the Property.

Documentation. Borrower shall provide to Lender the following documentation:

1.1.24.	For Special Perils Insurance, Flood Insurance, and Boiler and Machinery Insurance, and Business Interruption Insurance (collectively, “Property Insurance”), Borrower shall cause Lender to be named as “Lender Loss Payee” or “Mortgagee” on a standard noncontributory mortgagee endorsement (or its equivalent) naming Lender or its designee as the party to receive insurance proceeds.

1.1.25.	Borrower shall provide such additional evidence of Lender’s interest under any Required Insurance as Lender shall reasonably require from time to time, including the following (the “Evidence of Insurance”):

(a)	An ACORD 28 certificate of insurance for all Property Insurance and Builder’s Risk Insurance; and

(b)	A certificate of insurance evidencing Borrower’s Liability Insurance; and to the extent Borrower can cause the following by commercially reasonable efforts, such certificate will evidence Lender as an additional insured and otherwise reasonably evidence compliance with the Liability Insurance requirements of the Loan Documents.

1.1.26.	Borrower shall deliver to Lender, promptly upon issuance and in all events within ten (10) days of Borrower’s receipt of the applicable policy, copies of the insurance policies for all Required Insurance, and will use commercially reasonable efforts to obtain a representation by the carrier or its authorized representative that such copy is true and correct. Prior to any policy expiration, Borrower shall deliver evidence of renewal in compliance with the Loan Documents.

Policy Requirements. Borrower shall obtain all Required Insurance from domestic carrier(s) authorized to do business in the State of Mississippi and reasonably satisfactory to Lender with: (a) A claims paying ability of not less than “A” (or the equivalent) by S&P and one other rating agency satisfactory to Lender; and (b) “A:X” or better financial strength rating by AM Best. A change in carrier’s rating under clause (a) or clause (b) shall not constitute a Default so long as Borrower undertakes commercially reasonable efforts to obtain substitute coverage from a carrier rated under clause (a) or clause (b) as promptly as is commercially practicable, taking into account the remaining policy periods and the cost of such substitute coverage.

Blanket Coverage. Borrower may provide any Required Insurance under a blanket policy or policies covering the Property and other property and assets, provided that:

1.1.27.	The blanket policy otherwise meets all requirements for Required Insurance, and, except in the case of Liability Insurance, specifies how much coverage, and which sublimits, apply exclusively to the Property; and

1.1.28.	The amount allocated to the Property equals or exceeds the Required Insurance.

Protection of Lender’s Interest.

1.1.29.	Borrower shall cause its insurance carrier to agree:

(a)	to provide Lender 30 days written notice (10 days prior written notice for nonpayment of premium) prior to any cancellation, termination or nonrenewal of the required insurance;

(b)	to allow Lender to pay premiums to continue the policy upon notice of cancellation for nonpayment.

1.1.30.	Every Property Insurance policy shall by its terms remain valid and insure Lender’s interest regardless of any:

(a)	Named insured’s act, failure to act, negligence, or violation of warranties, declarations, or conditions;

(b)	Occupancy of use of the Property for purposes more hazardous than those permitted; or

(c)	Exercise of any Lender’s remedies.

If Lender reasonably deems itself insecure, on Lender’s request, Borrower will be required to make monthly deposits for insurance premiums equal to one-twelfth (1/12) of the annual charges as estimated by Lender to accumulate with Lender sufficient funds to pay the insurance premiums thirty (30) days prior to their due date, such deposits to be held by Lender without interest.

Lender’s Rights; No Liability.

1.1.31.	Borrower irrevocably authorizes Lender, at any time, to communicate directly with Borrower’s insurance carrier(s), broker(s), and tenant(s) about any Required Insurance.

1.1.32.	Any determination or request that Lender makes about any Required Insurance shall impose no obligation or liability on Lender. Borrower shall not rely on any such determination or request (or its absence) as an implied or express representation about the adequacy of Borrower’s insurance. Borrower acknowledges that any such determination or request would be made solely for Lender’s own benefit and not for Borrower. Borrower retains sole responsibility for the adequacy and prudence of its insurance program.

1.1.33.	If at any time Lender has not received satisfactory written evidence that Borrower maintains and has paid for all Required Insurance, then without limiting Lender’s remedies, Lender may (but shall have absolutely no obligation to) force place any Required Insurance or take such other actions as Lender shall deem appropriate to protect its interests. Prior to force placing insurance, Lender shall give notice to the Borrower. Lender’s costs of doing so shall constitute loans to Borrower, all of which Borrower agrees will be secured by the Loan Documents.

ACCOUNT COLLECTIONS. Pursuant to the Account Collections Agreement, Borrower will instruct all of Borrower’s account debtors that (a) the point of remittance for payments remitted by any non-electronic means shall be [Borrower to designate address]; (b) the point of remittance for electronic payments remitted by non-Medicare account debtors shall be the Operating Account; and (c) the point of remittance for all electronically transmitted payments on accounts and accounts receivable of Borrower payable from any state or the federal government or any subdivision or agency thereof, including but not limited to Medicare and Medicaid payments (the “Medicare Electronic Payments”) shall be the Medicare Account. Borrower will not, without the prior written consent of Lender, revoke or alter the instructions until such time as all of the indebtedness owing by Borrower to Lender has been paid in full. Without limiting the foregoing, any payments received by Borrower other than as set forth above will be deposited or transferred within five (5) Business Days into the Operating Account. Payments received by Lender will be processed in accordance with the terms and conditions of the Account Collections Agreement. Borrower authorizes and directs Lender to sweep all funds from the Medicare Account to the Operating Account on a daily basis, and in the absence of a Default, such funds in the Operating Account may be used by Borrower, all in accordance with the terms of the Account Collections Agreement. Lender agrees that Lender will not have a right of set off with respect to the Medicare Account.

COVENANTS. Until payment in full of the Mortgage Note and all renewals and modifications thereof, and performance of all obligations owing to Lender under this Loan Agreement and the instruments executed pursuant hereto, unless Lender shall otherwise consent in writing, Borrower covenants and agrees as follows:

Performance of Obligations. Borrower will promptly and punctually perform all of the obligations hereunder and under the Loan Documents, and under all other instruments executed or delivered pursuant thereto.

Information. Borrower will promptly furnish to Lender all reasonably requested information concerning the Property, the progress of the construction of the MOB and, the financial status of Borrower and updated budgets and disbursement schedules relating to the MOB. For each fiscal quarter, Borrower will provide Lender with a quarterly financial statement of Borrower (signed by an officer of Borrower charged with such responsibility as having been prepared in accordance with GAAP) within forty-five (45) days after the end of the fiscal quarter. For each fiscal year, Borrower will provide Lender with an annual financial statement of Borrower within one hundred five (105) days after the close of the fiscal year, certified by an officer charged with such responsibility as having been prepared in accordance with GAAP. If the date on which quarterly or annual financial statements would be due is not a Business Day, the date shall be extended to the next Business Day. The annual financial statements may be unaudited if Borrower is included within the consolidating statements of SunLink’s audited annual financial statement. Borrower will provide Lender with such other financial reports as may be reasonably required by Lender or USDA. All financial statements will consist of at least a balance sheet, income statement and statement of cash flow. Financial reports which are not financial statements shall be prepared in such form as are customarily utilized by management, including, if applicable, in accordance with GAAP or in such other form as may be reasonably required by Lender or USDA.

Guarantor Financial Statements. For each fiscal quarter, Borrower will cause SunLink and Healthcare to provide Lender with unaudited quarterly financial statements within forty-five (45) days after the end of the fiscal quarter. For each fiscal year, Borrower will cause SunLink and Healthcare to provide Lender with audited annual financial statements within one hundred five (105) days after the end of the fiscal year. If the date on which quarterly or annual SunLink or Healthcare financial statements would be due is not a Business Day, the date shall be extended to the next Business Day. Healthcare’s annual financial statements may be unaudited if Healthcare is included within the consolidating statements of SunLink’s audited annual financial statements. All such financial statements will consist of at least a balance sheet, income statement and statement of cash flows. SunLink’s financial statements will also include a statement of shareholders equity. All financial statements will be certified by an officer charged with such responsibility as having been prepared in accordance with GAAP. Borrower will cause SunLink and Healthcare to provide Lender with such other financial reports of SunLink and Healthcare as reasonably may be required by Lender or USDA. With respect to financial reports of SunLink or Healthcare that are not financial statements, such reports shall be prepared in such form as are customarily utilized by management, including, if applicable, in accordance with GAAP or in such other form as may be reasonably required by Lender or USDA. As to SunLink, SunLink’s quarterly report on Form 10-Q and annual report on Form 10-K as required to be filed with the United States Securities and Exchange Commission shall be satisfactory as to form for SunLink Financial Statements and the filing thereof with the SEC via the EDGAR system shall constitute the provision thereof to Lender.

Tax Returns. Borrower will cause to be provided to Lender and, as required, USDA, copies of annual filed federal tax returns for Borrower, SunLink and Healthcare (or any consolidated return with respect to one or more of them) for each year on or before the Submission Deadline. “Submission Deadline” is defined as the date which is fifteen (15) days after the Filing Deadline. “Filing Deadline” is defined as the deadline for the filing of such tax returns established by the Internal Revenue Code (the “IRC”) for Borrower (or SunLink so long as Borrower is part of a SunLink consolidated group) for the immediately preceding calendar year. If Borrower (or SunLink so long as Borrower is part of a SunLink consolidated group) (i) timely files an application for an extension of the Filing Deadline with the Internal Revenue Service (“IRS”); (ii) timely pays any estimated tax liability and satisfies any other requirements established by the IRC in order to qualify for an extension of the Filing Deadline; and (iii) provides Lender with a copy of such filed application for an extension of the Filing Deadline, evidence of the payment of any estimated tax liability, and documentation satisfactory to Lender evidencing compliance with any other requirements of the IRC on or before the Submission Deadline, Borrower (or SunLink so long as Borrower is part of a SunLink consolidated group) will thereafter provide Lender with a copy of the filed tax return on or before the date which is fifteen (15) days after the extended Filing Deadline. Borrower hereby represents, warrants, covenants and affirms to Lender that all tax returns now or hereafter provided by Borrower, SunLink and Healthcare to Lender are and will be true and correct copies of the original tax returns filed with the IRS. The delivery by Borrower, SunLink and Healthcare of each tax return to Lender shall constitute a reaffirmation that such tax return is a true and correct copy of the original tax return filed with the IRS.

Accounts Receivable Reports. Commencing on July 20, 2012 and on the 20th day of each month thereafter, so long as Borrower has a security interest in the Receivables, Borrower will provide Lender with a monthly accounts receivable report for Borrower for the immediately preceding calendar month.

Financial Covenants.

1.1.34.	Debt Service Coverage Ratio. Borrower will maintain a Debt Service Coverage Ratio of at least 2.85 to 1.00 during the term of the Mortgage Note and all renewals and modifications thereof. The ratio will be tested quarterly commencing with the fiscal quarter ending September 30, 2012 and subsequently as of the last day of every third month thereafter. “Debt Service Coverage Ratio” means (i) Borrower’s net earnings, plus interest expense, plus depreciation expense, plus amortization expense, plus income tax expense, less EHR Payments, all for the immediately preceding one (1) fiscal quarter, divided by (ii) Borrower’s scheduled principal payments on term debt, plus scheduled capital lease payments for the succeeding one (1) fiscal quarter plus interest expense for the immediately preceding one (1) fiscal quarter. The number of fiscal quarters used in each component of the ratio shall increase by one (1) for each subsequent testing period, up to a maximum of four (4) fiscal quarters, at which time the Debt Service Coverage Ratio shall thereafter be tested on a four quarter basis.

1.1.35.	Fixed Charge Coverage Ratio. Borrower will maintain a Fixed Charge Coverage Ratio of at least 1.25 to 1.00 during the term of the Mortgage Note and all renewals and modifications thereof. The ratio will be tested quarterly commencing with the fiscal quarter ending September 30, 2012 and subsequently as of the last day of every third month thereafter. The term “Fixed Charge Coverage Ratio” means (i) Borrower’s net earnings, plus interest expense, plus depreciation expense, plus amortization expense, plus income tax expense, less EHR Payments, all for the immediately preceding one (1) fiscal quarter, divided by (ii) Borrower’s scheduled principal payments on term debt, scheduled capital lease payments for the succeeding one (1) fiscal quarter, plus interest expense, plus distributions to Healthcare and Net Intercompany Funding (excluding distributions and intercompany funding from EHR Payments), all for the preceding one (1) fiscal quarter. The number of fiscal quarters used in each component of the ratio shall increase by one (1) for each subsequent testing period, up to a maximum of four (4) fiscal quarters at which time the Fixed Charge Coverage Ratio shall thereafter be tested on a four fiscal quarter basis. “Net Intercompany Funding” means (x) the change in receivables from Affiliates during the test period less (y) the change in payables to Affiliates (excluding changes in Ordinary Affiliate Indebtedness) during the test period.

1.1.36.	Liquidity. “Days Cash on Hand” means (i) Borrower’s unrestricted cash assets reported on Borrower’s balance sheet plus the balance available to be advanced to Borrower under the Working Capital Note as of the test date divided by (ii) Borrower’s operating expenses, excluding depreciation and bad debt expense, for the immediately preceding four (4) quarters divided by 365. Liquidity will be tested quarterly commencing with the fiscal quarter ending September 30, 2012 and subsequently as of the last day of every third month thereafter. For the test dates listed below, Borrower must have a minimum Days Cash on Hand as indicated below:

Test Dates	Minimum Days Cash On Hand
9/30/12	10
12/31/12	15
3/31/13 and thereafter	20

1.1.37.	Funded Debt to EBITDA Ratio. “Funded Debt to EBITDA Ratio” means (i) the aggregate outstanding balances of all capital leases and all interest-bearing and non-interest-bearing notes payable, as of the test date divided by (ii) Borrower’s net earnings, plus interest expense, plus depreciation expense, plus amortization expense, plus income tax expense, less EHR Payments, all for the immediately preceding four (4) quarters,. The ratio will be tested quarterly commencing with the fiscal quarter ending September 30, 2012 and subsequently as of the last day of every third month thereafter. For the test dates listed below, the Funded Debt to EBITDA Ratio shall not exceed the maximum indicated:

Test Dates	Maximum Funded Debt to EBITDA Ratio
9/30/12 – 3/31/17	3.5 to 1
6/30/17 – 3/31/22	3.25 to 1
6/30/22 and thereafter	3.0 to 1

Financial Ratios Compliance Certificate. Borrower will provide Lender with a Compliance Certificate in the form attached hereto as Schedule “10.7” (a “Financial Ratios Compliance Certificate”) together with all other documentation as requested by Lender commencing November 15, 2012 and on the fifteenth (15th) day of every third month thereafter reflecting Borrower’s computation of the Debt Service Coverage Ratio, the Fixed Charge Coverage Ratio, the number of Days Cash on Hand, and the Funded Debt to EBITDA Ratio (the “Financial Covenants”) for the immediately preceding applicable periods.

Litigation. Borrower will promptly furnish to Lender written notice of any litigation: in which Borrower is involved which may reasonably be expected to materially adversely affect (i) the ability of Borrower to perform its obligations under the Loan Documents or (ii) the Property or which relates to construction of the MOB.

Construction Standards. Borrower will construct the MOB in compliance with the Plans and Specifications approved by Lender, and in compliance with applicable ordinances, building codes, zoning regulations and other governmental requirements, including but not limited to the Americans with Disabilities Act, and free from encroachment upon building lines, easements and property lines. The MOB will be designed utilizing accepted architectural and engineering practices and will conform in all material respects to applicable federal, state and local codes and requirements. If applicable, Borrower will require the architect to certify that the Property complies with the seismic requirements of Executive Order 12699.

No Liens. Borrower shall not create, assume or suffer to exist any mortgage, deed of trust, pledge, lien, charge, encumbrance, or security interest on any of the Property or any of Borrower’s Personal Property, excluding only encumbrances in favor of Lender and Permitted Encumbrances.

Use of Loan Proceeds. Borrower shall not permit any funds advanced to Borrower under this Loan Agreement to be used for any purpose other than those purposes described in Section 1 hereof and those itemized matters disclosed in the Construction Budget.

Estoppel Certificates. On request by Lender, either verbally or in writing, Borrower shall furnish promptly a written statement or affidavit, in such form as shall be satisfactory to Lender, stating the unpaid balance of the Mortgage Note and that there are no known offsets or defenses against full payment of the Mortgage Note, or if there are such offsets and defenses, specifying the same.

Payment of Taxes. All taxes, assessments and governmental charges or levies imposed on Borrower or on Borrower’s assets, income or profits will be paid prior to the date on which penalties attach thereto unless being contested in good faith and by appropriate procedures. If Lender reasonably deems itself insecure, on Lender’s request, Borrower will be required to make monthly deposits for real estate taxes, assessments and similar charges equal to one-twelfth (1/12) of the annual charges estimated by Lender or accumulate authorized funds with Lender to pay such impositions thirty (30) days prior to their due dates, such deposits to be held by Lender in a non-interest bearing account.

Books and Records. Borrower will keep and maintain adequate and proper books and records of accounts in regard to Borrower’s hospital, nursing home, medical office and related businesses located on the Property, which books and records shall be sufficient in all material respects to allow the preparation of the Financial Statements in accordance with GAAP.

Lender’s Access. Borrower shall permit any person designated by the Lender, including but not limited to Lender’s Inspector, to, in the absence of a Default, upon 48 hours prior written notice (which may be given by e-mail), and during normal business hours (i) visit and inspect any of the properties, books and financial records of Borrower, (ii) enter upon the Property, including the MOB during and after construction, including to inspect the construction progress of the MOB and all materials to be used in the construction of the MOB and to examine the current Plans and Specifications; (iii) examine and to make copies of the books of accounts and other financial records of Borrower, and (iv) discuss the affairs, finances and accounts of Borrower with, and to be advised as to the same by, its officers. Such inspections may occur no more often than once per fiscal quarter so long as no Default exists, provided, however, that during construction of the MOB, Lender’s Inspector may conduct such inspections with respect to construction of the MOB at such times and intervals and with such notice as Lender or Lender’s Inspector reasonably deems appropriate. Lender (or its designee) may conduct audits, at Lender’s cost and expense, of Borrower’s books of account, records or other papers relating to the collateral no more frequently than once each quarter unless a Default exists. Each inspection, visit, audit, examination, or reproduction of books and records or extracts thereof shall be subject to and conducted in accordance with applicable law, including all healthcare rules and regulations, including but not limited to the Health Insurance Portability and Accountability Act (“HIPAA”) and confidentiality of patient information. Without limiting the foregoing, the aforementioned limitations on the frequency of and payments of costs and expenses associated with visits, inspections and/or audits and any notice requirements shall cease to be applicable when any Default exists and shall not constitute a limitation on or a waiver of the rights of the USDA under applicable law.

Post Completion Survey. Immediately after completion of the construction of the MOB thereon, and if required by the Title Insurer in order for the Title Insurer to issue the title insurance contemplated by this Loan Agreement, Borrower shall furnish to Lender, in form and substance acceptable to Lender, a survey of the Property showing the location of the MOB and all easements on and appurtenant to the Property in addition to those items shown in any survey required under Section 7.

No Merger. Borrower will not merge into or with or consolidate with any corporation, partnership, limited liability company, or other legal entity other than a merger or consolidation (i) as to which Lender shall have been given prior written notice, (ii) in which an Affiliate of SunLink is merged into or with or consolidated with Borrower where Borrower is the survivor and immediately thereafter and after giving effect thereto Borrower is in compliance with Section 10.6, and (iii) no Default shall have occurred and then be continuing. For purposes of this Loan Agreement, “Affiliate” with respect to Borrower means (i) SunLink, Healthcare and any entity controlled directly or indirectly by SunLink or Healthcare; (ii) any entity controlled directly or indirectly by Borrower; (iii) any entity that directly, or indirectly through one or more intermediaries, subsequently controls Borrower (a “Controlling Person”); or (iv) any entity which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” of an entity means the possession, directly or indirectly, of the power: (A) to vote 50% or more of the voting securities of such entity (on a fully diluted basis) having ordinary power to vote in the election of the governing body of such entity or (B) to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

No Sale. Borrower will not sell, lease or convey all or any portion of the Property, or all or any portion of Borrower’s Personal Property, without the advance written consent of the Bank and, if required by applicable law, USDA (such consent not to be unreasonably withheld or delayed); provided, however, that no advance written consent shall be necessary if no Default then exists or if such sale, lease or conveyance consists of (i) the sale of inventory in the ordinary course of business, (ii) the transfer or sale of equipment in connection with the replacement of such equipment with new equipment of a similar type and value, or (iii) leases made in the ordinary course of business, including but not limited to leases of the MOB or portions thereof; it being expressly anticipated that Borrower may in the future lease certain portions of the improvements situated on the Property including the MOB to third parties, in which instance Borrower shall provide copies of such leases to Lender.

Business Restrictions. Borrower will not engage in any business other than the ownership and operation of hospital, nursing home, clinic and medical offices located on the Property and the provision of services related thereto and activities ancillary thereto.

Subcontractors. Borrower agrees to furnish or cause to be furnished to Lender a list of all material subcontractors and suppliers who will provide labor or materials related to the construction of the MOB, together with the contact information for all such material subcontractors and suppliers.

Other Information. Borrower agrees to furnish to Lender such other information concerning the business activities of Borrower, the Property and Borrower’s Personal Property as Lender might reasonably request.

Inspections. Subject to applicable law, including all healthcare rules and regulations, including but not limited to HIPAA and confidentiality of patient information, Borrower will provide Lender with the results of all inspections of the Property or hospital or nursing home operations, conducted by any local, state or federal regulatory, licensing or safety agency or entity. Such results will be provided to Lender within ten (10) days after the end of each calendar quarter.

Contingent Liabilities. Except with respect to Permitted Contingent Liabilities as set forth in Schedule “10.23” hereto (“Permitted Contingent Liabilities”), Borrower will not assume, guarantee, endorse or otherwise become contingently liable for the obligation of any other person, firm or corporation.

Other Agreements. Borrower will not enter into any agreement or do any act which reasonably would be expected to cause Borrower to be unable to comply with the terms of the Loan Documents.

Additional Documents. Borrower agrees to execute and deliver any documents which are necessary in the reasonable judgment of Lender to obtain, maintain and perfect the liens and security interests intended to be created by the Loan Documents or, at Lender’s expense, to enable Lender to comply with any federal or state law otherwise applicable to Lender.

Other Indebtedness. Except for the indebtedness identified in Schedule “10.26A” hereto (the “Permitted Indebtedness”), Borrower will not incur any other indebtedness for money borrowed, capital lease obligations or obligations for the deferred purchase of property to any party other than Lender, except in the ordinary course of Borrower’s business, without the prior written consent of Lender and USDA. Except for indebtedness identified on Schedule “10.26B” hereto (“Ordinary Affiliate Indebtedness”), indebtedness or liabilities to affiliates of Borrower, including charges of insurance, accounting and other shared costs, shall not be considered to be in the ordinary course of Borrower’s business. So long as no Default has occurred and is continuing, Borrower may also make intercompany periodic cash management transfers to and from Affiliates if such transfers are properly accounted for in determining distributions and Net Intercompany Funding for the purposes of Section 10.6 above.

Bank Accounts. So long as any indebtedness is owing by Borrower to Lender, Borrower will maintain with Lender all of Borrower’s bank accounts, including without limitation the Operating Account, the Medicare Account, the USDA Fee Account and the Construction Escrow Account; provided, however, Borrower may maintain (i) a local bank account(s) in Houston, Mississippi into which checks, cash payments and negotiable instruments may be deposited which will be swept weekly into one of Borrower’s bank accounts with Lender and (ii) the Medicare Account may be maintained at Borrower’s current bank until authorization to change such account to Lender is obtained from Medicare.

Management Fees. Borrower shall pay no fees for management or similar services to any party, including but not limited to SunLink, Healthcare, or any other affiliate, parent or subsidiary of Borrower except for management fees set forth on Schedule “10.28” hereto (“Permitted Affiliate Management Fees”). After the occurrence and during the continuance of a Default, Borrower will not pay any Permitted Affiliate Management Fees provided that this section shall not prohibit Borrower from paying Ordinary Affiliate Indebtedness.

Intercompany Loans; Dividends. Borrower will not make any distributions, loans or advances of any kind to any party or make or declare any dividend during the term of the Mortgage Note and all renewals and modifications thereof except that Borrower may: (i) make intercompany loans to SunLink and/or Healthcare so long as after making any such loan and giving effect thereto Borrower is otherwise in compliance with Section 10.6 above; (ii) declare and pay cash dividends if: (x) at the date of declaration no Default shall have occurred and be continuing and the net amount of dividends declared and made for the period from July 1, 2012 and ending on the computation date in question shall not exceed eighty percent (80%) of the net income of Borrower for the period from July 1, 2012 to such computation date (minus the case of a deficit, the net deficit of Borrower for such period); (y) Borrower shall have had positive net income after taxes for the fiscal year preceding the year in which any such dividend is proposed to be declared or paid; and (z) after giving effect to the declaration and payment of any such dividend, Borrower shall be in compliance with Section 10.6 above; (iii) pay or make distributions for Permitted Affiliate Management Fees; (iv) pay or make distributions for Ordinary Affiliate Indebtedness; and (v) pay or make distributions for Permitted Contingent Liabilities.

Equal Employment Opportunity. All construction contracts relating to the Property will comply with Executive Order 11246 entitled “Equal Employment Opportunity” as amended and as supplemented by applicable Department of Labor regulations, debarment requirements of 7 CFR part 3017, and the Copeland Anti-Kickback Act (18 U.S.C. § 874).

USDA Annual Fee Escrow. Commencing on January 20, 2013 and on January 20th of each year thereafter, Borrower will pay Lender the annual USDA guarantee fee in the amount of 0.25% of the portion of the outstanding principal balance of the Mortgage Note guaranteed by the USDA as of December 31st of the immediately preceding year (the “Annual USDA Fee”) to be deposited in the USDA Fee Account subject to the Security Agreement, which annual fee will be paid to the USDA on or before January 31 of each year. If Lender reasonably deems itself insecure, Borrower will make monthly deposits in the USDA Fee Account on the 20th day of every month in amounts sufficient to accumulate the entire Annual USDA Fee in the USDA Fee Account on or before January 20th of each year.

Environmental Laws. Borrower will observe and comply in all material respects with applicable laws relating to health, safety, pollution, hazardous materials or other environmental matters. Borrower will give Lender prompt written notice of any violation as to any environmental matter by Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result would reasonably be expected to result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by Borrower which are material to the operations of Borrower, or (b) which will or threatens to impose a material liability on Borrower to any person or which will require a material expenditure by Borrower to cure any alleged problem or violation.

Environmental Indemnification. Borrower, Healthcare and SunLink shall indemnify Lender against potential loss from environmental contamination of the Property in accordance with an Environmental Indemnification Agreement in form and substance approved by Lender (the “Environmental Indemnity”).

Building Laws Indemnification. Borrower, Healthcare and SunLink shall indemnify Lender against violation of certain building laws and regulations in accordance with a Building Laws Indemnification Agreement in form and substance approved by Lender (the “Building Laws Indemnity”).

SNDAs. Borrower shall use commercially reasonable efforts to cause each tenant prior to the Effective Date who has leased any space in the Property and shall cause each tenant who leases any space in the Property after the Effective Date, in each case, to execute and deliver in favor of Lender, a Subordination, Non-Disturbance and Attornment Agreement and Estoppel Certificate in form and substance reasonably satisfactory to Lender (the “SNDAs”).

Maintenance and Covenant against Waste; MEP Inspection. Borrower at all times shall (a) keep the Property in good order and repair; (b) promptly repair, restore, replace or rebuild any part of the Property which may be damaged or destroyed by ordinary wear and tear or by any casualty whatsoever or which may be affected by any condemnation proceedings or exercises of eminent domain; and (c) promptly notify the Lender of any damage to the Property in excess of Twenty-Five Thousand Dollars ($25,000.00). Borrower will not unreasonably defer maintenance in connection with any mechanical, electrical, plumbing, HVAC, or other system the failure of which would have a material adverse affect on the Borrower’s ability to conduct Borrower’s business on the Property. Borrower will not, without the prior written consent of Lender, commit or suffer any material waste of the Property and will not commit or suffer any demolition, removal or material alteration of any of the buildings or improvements considered together with the fixtures on the Property without the written consent of Lender, which consent will not be unreasonably refused, conditioned, or delayed.

USDA Covenants. Borrower agrees to promptly perform and comply with all of the conditions and covenants contained in the Conditional Commitment, including but not limited to each of the following:

1.1.38.	Capital Expenditures. Commencing with the fiscal year beginning July 1, 2013 and exclusive of the $850,000.00 funded from the Construction Escrow Account, Borrower will not make capital expenditures in any fiscal year in excess of an aggregate amount of $250,000.00 per year without the consent of Lender, which consent shall not be unreasonably refused, conditioned or delayed.

1.1.39.	Debt to Tangible Net Worth Ratio. Commencing on June 30, 2012, and tested as of the last day of every third month thereafter, Borrower will maintain a Debt to Tangible Net Worth Ratio of no more than 9.00 to 1.00 during the term of the Mortgage Note and all renewals and modifications thereof. “Debt to Tangible Net Worth Ratio” will mean the ratio of (i) Borrower’s total liabilities divided by (ii) Borrower’s tangible net worth, all as determined in accordance with GAAP.

1.1.40.	Current Ratio. Commencing September 30, 2012 and tested as of the last day of every third month thereafter, Borrower will maintain a Current Ratio of at least 1.00 to 1.00 during the term of the Mortgage Note and all renewals and modifications thereof. “Current Ratio” means the current assets of Borrower divided by the current liabilities of Borrower computed in accordance with GAAP.

1.1.41.	Cash. Borrower will at all times maintain a minimum of $250,000.00 in cash on hand inclusive of the amounts deposited under all escrows under this Loan Agreement and minus the amount of any undrawn commitment under the Working Capital Loan Agreement.

1.1.42.	Retained Earnings. Borrower will maintain retained earnings as verified by year-end financial statements of not less than $4,000,000.00 so long as the Mortgage Note shall be outstanding or until the Lender and the USDA shall agree to a lesser amount.

ADMINISTRATION OF CONSTRUCTION ESCROW ACCOUNT. After satisfaction of the conditions in Section 7, Lender shall advance $850,000.00 of the Loan Commitment to the Borrower which shall be funded into the Construction Escrow Account from which Borrower shall be entitled to make draws, subject to the following:

Purpose. The amounts to be drawn shall be used for the sole purposes as set forth in Section 1 hereof.

Conditions Subsequent to Escrow Funding. If the following conditions are not satisfied within 120 days of funding to the Construction Escrow Account, the Borrower’s right to draw from the Construction Escrow Account shall be deemed terminated in accordance with Section 11.7 below:

1.1.43.	Inspector. Agreements among Lender, Lender’s Inspector (defined below), Borrower, and Borrower’s contractor shall have been executed and delivered to Lender.

1.1.44.	Soil Testing. A soil test report, the results of which shall be satisfactory to Lender from Borrower’s architect or engineer stating that the foundations and structural members of the MOB have been adequately designed considering soil conditions at the Property shall have been delivered to Lender and approved by Lender and Lender’s Inspector.

1.1.45.	Initial Project Review. Lender’s Inspector shall have performed an Initial Project Review for construction of the MOB and Borrower shall have satisfied all requirements reasonably made by Lender’s Inspector as a result of such review.

1.1.46.	Plans and Specifications. Complete copies of the final plans and specifications relating to the MOB initialed by Borrower and Borrower’s Architect (the “Plans and Specifications”) shall have been delivered to and approved by Lender, Lender’s Inspector and USDA. The Plans and Specifications shall not be changed without the prior written consent of Lender and USDA, unless such changes do not result in an increase in the Construction Budget or the guaranteed maximum price set forth in the Construction Contract.

1.1.47.	Construction Budget. The Construction Budget must have been delivered to and approved by Lender, Lender’s Inspector and USDA (the “Construction Budget”).

1.1.48.	Construction Contract; Bonds. A copy of Borrower’s executed construction contract, which is in a fixed price amount not greater than that reflected on the Construction Budget, for the construction of the MOB with a general contractor satisfactory to Lender (the “Construction Contract”) shall have been delivered to Lender and shall have been approved by Lender, Lender’s Inspector and USDA, and Borrower shall have executed and delivered to Lender the Construction Contract Assignment. Borrower shall have also delivered to Lender written evidence satisfactory to Lender that Borrower has obtained a payment and performance bond covering the Construction Contract in form and substance satisfactory to Lender.

1.1.49.	Architect’s Contract. A copy of Borrower’s executed architectural contract (the “Architectural Agreement”), which is in a fixed price amount not greater than that reflected on the Construction Budget, relating to the MOB, shall have been delivered to Lender and shall have been approved by Lender, Lender’s Inspector and USDA, and Borrower shall have executed and delivered to Lender the Assignment of Architectural Agreement.

1.1.50.	Building Permit. Borrower shall have obtained a building permit for the construction of the MOB (the “Building Permit”).

1.1.51.	Documents. Lender shall have received the Assignment of Construction Contract, the Assignment of Architectural Agreement, and the Assignment of Plans.

Requests for Draws. For each draw under the Construction Escrow Account, Borrower shall deliver to Lender, a draw request for construction costs in accordance with the Construction Budget, in form reasonably satisfactory to Lender (the “Draw Request”), and stating the amount of disbursement requested, at least ten (10) days before the requested date of disbursement. Each Draw Request shall be approved and signed by Borrower and Lender’s Inspector and shall be accompanied by billing statements, vouchers and invoices as required by Lender or Lender’s Inspector. Lender will release funds from the Construction Escrow Account for the actual costs incurred for construction of the MOB within the estimates set forth in the Construction Budget. Each Draw Request will expressly warrant that the work for which the advance is requested has been performed in all material respects in accordance with the Plans and Specifications and is for actual costs incurred for the construction of the MOB within the estimates set forth in the Construction Budget. Each Draw Request shall constitute an affirmation made by Borrower that Borrower is not in breach of its obligations under this Agreement and that no Default, or any event that with the passage of time would be a Default, has occurred and is continuing. Each Draw Request shall constitute an affirmation that Borrower’s portion of all previously incurred construction costs have been paid in all material respects. Each Draw Request is subject further to the following conditions:

1.1.52.	each of the conditions in Section 11.2 shall have been satisfied;

1.1.53.	proof, satisfactory to Lender, that all invoices for labor and materials have been paid, except those contained in the current Draw Request;

1.1.54.	a list of every material subcontractor who provided labor and/or materials relating to the current Draw Request;

1.1.55.	lien waivers from the general contractor and each of the subcontractors contained in the list provided to Lender referenced above in Section 11.3.2;

1.1.56.	lien waivers and/or lien releases from payees under previous Draw Requests if not previously submitted;

1.1.57.	any written approval required from the USDA for Lender to fund the current Draw Request;

1.1.58.	a report signed by Borrower’s Architect, and by Lender’s Inspector, which shall specify the estimated percentage of completion of the MOB, together with detailed comments on the specific work performed since the date of the last report rendered to Lender, and which will certify that all work previously performed in developing, constructing and equipping the MOB has been completed in all material respects in accordance with the Plans and Specifications;

1.1.59.	an endorsement to Lender’s mortgagee’s title insurance policy, extending the effective date of the policy to the date of the endorsement, showing no liens of record or additional encumbrances not acceptable to Lender, and increasing the effective amount of the coverage to the total amount outstanding under the Mortgage Note;

1.1.60.	a foundation survey shall have been delivered within a reasonable time after completion of the foundation, showing all construction to be within the property lines and disclosing no encroachments or violations of setback or other restrictions;

1.1.61.	verification that the actual costs in the aggregate of construction of the MOB do not exceed the aggregate budgeted costs on an itemized basis in any material respect as shown in the Construction Budget, and such other itemization and information with respect to such costs as may be requested by Lender; provided that Borrower may amend the items in the Construction Budget if (a) Borrower gives Lender written notice thereof, (b) the total amount of the Construction Budget is not increased, and (c) the total amount of the Construction Contract is not increased, unless such increases have been previously approved by Lender, Lender’s Inspector, and USDA in writing;

1.1.62.	a schedule, reasonably satisfactory to Lender, of the estimated amount and time of disbursements of the cash advances to be made hereunder;

1.1.63.	evidence, reasonably satisfactory to Lender, that Borrower has sufficient financial resources to complete the construction and equipping of the MOB to any extent by which the costs shall exceed the amount of the Mortgage Note;

1.1.64.	if requested by Lender, proof that all materials and equipment constituting the MOB building or a fixture and any other fixtures incorporated in the MOB have been purchased so that absolute ownership is vested in Borrower; and

1.1.65.	All of the above information shall be obtained and submitted to Lender at Borrower’s expense.

Inspection. Lender or USDA may, at Lender’s or USDA’s option, cause the Property to be inspected by an Inspector designated by Lender (the “Lender’s Inspector”), at Borrower’s expense, before funding any Draw Request for a reasonable time prior to funding such Draw Request, and Lender shall not be required to fund any Draw Request until such examination has been made. Any such inspection shall not be unreasonably withheld, conditioned, or delayed. Borrower agrees to pay monthly billings of Lender’s Inspector for inspection services. Notwithstanding (a) Borrower’s payment of monthly billings to Lender’s Inspector for inspection services, and/or (b) any prior written or verbal statements to the contrary, Borrower acknowledges and agrees that (i) the services provided by Lender’s Inspector are solely for the benefit of Lender in connection with Lender’s administration of the loan contemplated hereby; and (ii) Lender’s Inspector shall owe no duty, contractual or otherwise, to Borrower in connection with the services provided by Lender’s Inspector to Lender.

Disbursements. The Construction Escrow Account shall be drawn only for payment of the approved costs of development of the building site and construction and equipping of the MOB and other costs incidental thereto and approved herein, or, at the discretion of Lender, such draw may be made by delivering checks to approved payees whose invoices are entitled to be paid from the proceeds of the Construction Escrow Account. Notwithstanding the foregoing disbursement procedure, in the event of a continuing Default hereunder or under the terms of any of the Loan Documents executed pursuant hereto, Lender may, at its discretion, make all disbursements to a title company escrow account, and such title company will draw checks on such account for payment of the items approved by Lender. Any expense incurred because of the disbursement through a controlled title company escrow account shall be paid by Borrower.

Retainage. An amount equal to 10% of that portion of each requested disbursement which is payable to Borrower’s contractor or any subcontractor for work performed on construction of the MOB or materials delivered to the building site, shall be retained by Lender (herein called the “Retainage”); provided, however, Lender shall withhold Retainage only to the extent Borrower has withheld retainage or is required to withhold retainage under the Construction Contract. The Retainage shall be disbursed by Lender to Borrower upon the expiration of thirty (30) days after the completion of the MOB in accordance with the Plans and Specifications, provided:

1.1.66.	a Draw Request shall have been submitted with respect to the Retainage;

1.1.67.	all governmental requirements shall have been satisfied, and a certificate of occupancy and other certificates evidencing completion of the MOB shall have been issued, if appropriate;

1.1.68.	final endorsements to Lender’s title insurance policy shall have been issued without reflecting any liens or encumbrances as exceptions to coverage, and which provides affirmative coverage against liens;

1.1.69.	there shall be no Default under this Loan Agreement or any of the Loan Documents which shall have occurred and be continuing and all other conditions enumerated in this Loan Agreement shall have been satisfied in all material respects.

Termination of Drawing Rights. Lender shall not be obligated to fund any Draw Requests if: (i) any of the Loan Documents is not valid and in full force and effect; (ii) a Default shall have occurred and then be continuing for thirty (30) days under the terms of this Loan Agreement or any of the Loan Documents; (iii) Borrower notifies Lender that Borrower elects not to proceed with construction of the MOB; or (iv) material issues identified in the initial project review by Lender’s inspector are not addressed to the good faith and reasonable satisfaction of Lender’s inspector. Upon termination of drawing rights, Lender shall be entitled to offset the balance of the Construction Escrow Account and apply it to the Mortgage Note.

ANTI-MONEY LAUNDERING AND INTERNATIONAL TRADE CONTROLS.

Compliance with International Trade Control Laws and OFAC Regulations. Borrower represents, warrants and covenants to Lender that:

1.1.70.	Borrower is not now nor shall Borrower be at any time until after the Mortgage Note, and all renewals and modifications thereof, is fully repaid a person with whom a U.S. person, including a financial institution, is prohibited from transacting business of the type contemplated by this Loan Agreement, whether such prohibition arises under U.S. law, regulation, executive orders or lists published by the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury of the United States of America (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise;

1.1.71.	None of Borrower, Healthcare, SunLink or any person after the Effective Date who owns a direct interest in Borrower or any person after the Effective Date who controls any person who owns a direct or indirect interest in Borrower is now or shall be at any time until after the Mortgage Note, and all renewals and modifications thereof, is fully repaid a person with whom a U.S. person, including a financial institution, is prohibited from transacting business of the type contemplated by this Loan Agreement, whether such prohibition arises under U.S. law, regulation, executive orders or lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

Borrower’s Funds. Borrower represents, warrants and covenants to Lender that:

1.1.72.	Borrower has taken, and shall continue to take until after the Mortgage Note, and all renewals and modifications thereof, is fully repaid, such measures as are required by applicable law to verify that the funds invested in Borrower are derived (a) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the applicable laws of the jurisdiction in which they originated; and (b) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated;

1.1.73.

None of Borrower, Healthcare, SunLink, any person after the Effective Date who owns a direct interest in Borrower, or any person after the Effective Date who controls any persons who owns a direct or indirect interest in Borrower, or, to Borrower’s knowledge, any person providing funds to Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any state or federal anti-money laundering laws; (b) has been assessed civil or criminal penalties under any state or federal anti-money laundering laws; and (c) has had any of its/his/her funds seized or forfeited in any action under any state or federal anti-money laundering laws;

1.1.74.	Borrower shall make payments on the loan evidenced by the Loan Documents using funds invested in Borrower, donations and pledges, grants, operating revenues or insurance proceeds unless otherwise agreed to by Lender;

1.1.75.	As of the Effective Date and at all times during the term of the Mortgage Note and all renewals and modifications thereof, all operating revenues are and will be derived from lawful business activities of Borrower or Borrower’s tenants or other permissible sources under U.S. law; and

1.1.76.	On the Maturity Date, Borrower will take all necessary steps to verify that funds used to repay the Mortgage Note in full (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the applicable laws of the jurisdiction in which they originated.

DEFAULT. Each of the following shall constitute a default hereunder and under each of the Loan Documents (“Default”):

Nonpayment of Notes. Failure to make payment when due of any interest on or principal of the Mortgage Note or the Working Capital Note, or any renewals or modifications thereof and such failure shall continue for a period of three (3) Business Days or more after the date due; or

Working Capital Loan Agreement Default. The occurrence and continuance of any Default (as defined therein) under that certain Working Capital Loan Agreement as defined therein of even date herewith signed by Borrower and Lender in connection with the Working Capital Note; or

Chatham Credit Agreement Default. The occurrence of any “Event of Default” (as defined therein) under the Chatham Credit Agreement which shall have occurred and then be continuing.; or

Other Nonpayment. Failure to make payment when due of any other amount payable under the terms of this Loan Agreement or any of the Loan Documents within five (5) Business Days of the receipt of written demand therefor from Lender (unless the same or amount thereof is being contested in good faith by Borrower); or

Breach of Covenants. Breach by Borrower in the performance or observance of any covenant made under this Loan Agreement or any of the Loan Documents, or under the terms of any other instrument delivered to Lender in connection with this Loan Agreement, provided that with respect to any such covenants which are non-monetary in nature, Borrower will have thirty (30) days following receipt of written notice from Lender to Borrower to cure the breach of such covenant before such occurrence will constitute a Default hereunder; or

Creation of Liens. Excepting Permitted Encumbrances, the creation or enforcement of any lien, deed of trust, pledge, security interest, encumbrances or other lien (including a lien of attachment, judgment or execution) securing a charge or obligation affecting any or all of the Property or all or any of Borrower’s Personal Property which continues more than thirty (30) days following receipt of written notice from Lender; or

Change of Ownership. Except as permitted in Section 10.18, the assignment, sale, transfer, encumbrance or conveyance of all or any portion of the Property not otherwise permitted by the Loan Documents without the prior written consent of Lender and USDA, or if the ownership of the Property becomes vested in a person or entity other than Borrower without the prior written consent of Lender and USDA, or if there is a change in control of Borrower from Guarantor or any other wholly-owned subsidiary of SunLink which shall guarantee the obligations of Borrower under the Loan Agreement without Lender’s and USDA’s prior written consent; or

Liquidation or Disposition of Assets. The liquidation or dissolution of Borrower or Borrower entering into any partnership, joint venture, syndicate, pool, operating agreement, or other combination with respect to all of the operations of the Borrower’s hospital or nursing home whether in a single transaction or a series of related transactions or the assets or properties of Borrower substantially as an entirety, or except in the ordinary course of business (including with respect to the disposition of used or obsolete Equipment), the conveyance, sale, assignment or lease of any material part of the assets or business of Borrower, except in all such cases as otherwise provided by this Loan Agreement (including Sections 10.17 and 10.18), without the prior written consent of Lender and USDA; or

Judgment. Entry by any court of final, non-appealable judgment (and the expiration of all appeals) against Borrower and not covered by insurance in excess of $100,000.00, or an attachment of any property of Borrower which is not discharged to the reasonable satisfaction of Lender within sixty (60) days thereof; or

Casualty Loss; Condemnation. Substantial damage or destruction by casualty or taking by rights of eminent domain of all or any substantial portion of the Property so as to materially and adversely affect Borrower’s ability to perform Borrower’s obligations hereunder; or

Variance from Plans and Specifications. Changes in the approved Plans and Specifications or any other changes in the construction of the MOB by Borrower, without Lender’s and USDA’s prior written consent unless such changes do not exceed the amount of the Construction Budget or the guaranteed maximum price contained in the Construction Contract; or

Work Stoppage. The abandonment or cessation of the work on the MOB for a period of thirty (30) consecutive calendar days, unless such cessation (but not such abandonment) shall have been the result of an act of God or other cause, which, with the exercise of due diligence, Borrower was unable to prevent or overcome; or

Bankruptcy. The occurrence of any of the following: (i) the institution of bankruptcy reorganization, liquidation or receivership proceedings by or against Borrower, SunLink or

Healthcare or any parent of Borrower or any controlled affiliate or subsidiary of Borrower which are not dismissed within sixty (60) days after the filing thereof, or (ii) the making of any assignment for the benefit of creditors by or against Borrower, SunLink or Healthcare or any parent of Borrower or any controlled affiliate or subsidiary of Borrower, or (iii) if Borrower, SunLink or Healthcare or any parent of Borrower or any controlled affiliate or subsidiary of Borrower becomes insolvent, or (iv) any admission by Borrower, SunLink or Healthcare or any parent of Borrower or any controlled affiliate or subsidiary of Borrower of its or their inability to pay debts as such debts mature; or

Termination of Existence. Borrower ceases to be a validly existing Georgia corporation; or

Governmental Requirements. The issuance of any order, decree or judgment pursuant to any judicial or administrative proceeding declaring that the Property, the MOB, the construction of the MOB, or the operation of the Property (including the MOB) is in material violation of any federal, state or local law, ordinance, rule or regulation which in any such case would materially adversely affect Borrower’s business; or

Representations. Any representation, warranty, statement, certificate, schedule or report made or furnished to Lender by Borrower proves to be false or erroneous in any material respect at the time of the making thereof, and Borrower fails to take or cause to be taken corrective measures with respect to such representations or warranties satisfactory to Lender within thirty (30) days after written notice by Lender, and such corrective measures are not completed to Lender’s satisfaction within sixty (60) days after such written notice is given; or

Loan Documents. Any of the Loan Documents cease to be valid, legally binding or enforceable which renders such documents inadequate for the realization of the material benefits intended to be provided thereby; or

Revocation of Authorization. (i) The revocation by Borrower of any of the authorizations contained in the Account Collection Agreement to sweep daily all funds contained in the Medicare Account into the Operating Account; or (ii) the revocation or modification of any authorization or instruction to any of Borrower’s account debtors in a manner inconsistent with the Account Collection Agreement (Lender agrees that it must honor any such revocation by Borrower described in this Section 13.18 notwithstanding the fact that any such revocation constitutes a Default hereunder); or

Loss of Licenses. The suspension or termination of any of Borrower’s licenses or permits which are required by law and which suspension or termination would materially adversely affect Borrower’s ability to operate Borrower’s hospital, nursing home, medical offices and related businesses on the Property substantially as presently conducted; or

Certificate of Completion. The failure of Borrower to obtain and provide Lender with a copy of a certificate of substantial completion of the MOB from Borrower’s general contractor on or before March 31, 2013 except in the case of any delay resulting from any act of God, strike or labor disturbance, shortage of materials, change in law, regulation or governmental restriction or other cause beyond the reasonable control of Borrower; or

REMEDIES. On the occurrence of a Default, as defined in Section 13 of this Loan Agreement, Lender may, at its option:

Acceleration of Note. Terminate making advances under the Mortgage Note, and the Loan Documents, and declare the Mortgage Note or any renewals or modifications thereof to be immediately due and payable whereupon the Mortgage Note or any renewals or modifications thereof shall become forthwith due and payable without presentment, demand, protest or notice of any kind, and Lender shall be entitled to proceed simultaneously or selectively and successively to enforce its rights under the Mortgage Note, the Deed of Trust, this Loan Agreement, and any or all of the Loan Documents, and any of the instruments executed pursuant to the terms thereof, or in connection therewith to evidence or secure the obligations of Borrower, and all renewals and modifications thereof. Nothing contained herein shall limit Lender’s rights and remedies available under applicable law.

Selective Enforcement. In the event Lender shall elect to selectively and successively enforce its rights under any of the Loan Documents, such action shall not be deemed a waiver or discharge of any other lien, encumbrance or security instrument securing payment of the Mortgage Note until such time as Lender shall have been paid in full all sums advanced under the Mortgage Note. The foreclosure of any lien provided pursuant to the terms of the Loan Documents without the simultaneous foreclosure of all such liens shall not merge the liens granted which are not foreclosed with any interest that Lender might obtain as a result of such selective and successive foreclosure.

Completion by Lender. Subject to applicable law, Lender shall have the right, but shall not be obligated, to take possession of the Property and proceed to complete the construction of the MOB according to the Plans and Specifications. In connection therewith, Borrower hereby appoints Lender as Borrower’s true and lawful attorney-in-fact with the full power of substitution (which appointment is coupled with an interest and irrevocable) to complete, or cause to be completed, the MOB in Borrower’s name and shall empower Lender as follows: to use any funds of Borrower, including any balance which may be held in escrow and any funds which remain unadvanced under the Mortgage Note for the purpose of completing the MOB in the manner called for in the Plans and Specifications; to make changes and corrections in the Plans and Specifications which shall be deemed necessary or desirable by Lender; to employ such contractors, subcontractors, agents, architects and inspectors as shall be required; to pay, settle or compromise all existing bills and claims which are or may be liens against the Property or any part thereof or may be necessary or desirable for completion of the work or the clearance of title; to execute all applications and certificates in Borrower’s name which may be required by any contract relating to construction of the MOB; and to do any and every act with respect to construction of the MOB which Borrower may do in its own behalf. It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked. Lender, as Borrower’s attorney-in-fact, shall also have the power to prosecute and defend all actions or proceedings in connection with the construction of the MOB on the Property and to take such action and require such performance as is deemed necessary. At the time Lender takes possession of the Property, all proceeds to complete construction of the MOB, and all materials on or near the Property or improvements shall become the property of Lender to be used in said completion. The cost of said completion shall become an obligation payable to Lender by Borrower. Lender is authorized to add all costs necessary to complete construction of the MOB to Borrower’s indebtedness owing to Lender, holding the instruments executed in connection with this loan as security for the payment thereof, irrespective of whether the aggregate amount of such costs and the sums previously advanced hereunder exceed the Loan Commitment.

Cumulative Remedies. The rights and remedies of Lender provided by the Loan Documents are cumulative and no right or remedy will be exclusive of any other or of any other right or remedy which Lender might otherwise have by virtue of the occurrence of a Default and the exercise of any right or remedy by Lender will not impair Lender’s standing to exercise any other right or remedy.

Deposits; Setoff. Regardless of the adequacy of Borrower’s Personal Property, any deposits or other sums credited by or due from Lender to Borrower under this Loan Agreement or the Working Capital Loan Agreement, will at all times constitute collateral security for all obligations of Borrower to Lender under this Loan Agreement or the Working Capital Loan Agreement, and, except with respect to funds in the Medicare Account, which Lender agrees are not subject to set off, may be set off against any and all liabilities, direct or indirect, absolute or contingent, now existing or hereafter arising, of Borrower to Lender under this Loan Agreement or the Working Capital Loan Agreement. The rights granted by this paragraph will be in addition to the rights of Lender under any statutory bankers’ lien.

Appointment of Receiver. Lender will be entitled to obtain a court appointed receiver for the Property without notice to Borrower, SunLink or Healthcare, which notice is hereby waived.

MISCELLANEOUS. It is further agreed as follows:

Origination. Contemporaneously with the execution, closing and delivery of the Loan Documents, Borrower will pay Lender a loan origination fee equal to $47,375.00 and Borrower will pay Lender the USDA guarantee fee of $209,475.00 to be deposited in the USDA Fee Account subject to the Security Agreement, to be paid to the USDA.

Expenses. Whether or not advances under this Loan Agreement are actually made, Borrower agrees to pay all fees, expenses and charges in respect to the loan contemplated by this Loan Agreement and the Loan Documents, including, without limiting the generality thereof, the following:

1.1.77.	the reasonable fees and out of pocket expenses of legal counsel employed by Lender in connection with the negotiation and preparation of the Loan Documents and the closing of this loan;

1.1.78.	all expenses incidental to obtaining a first priority Mississippi Deed of Trust on the Property, abstracting costs, title examination fees, title insurance premiums, mortgage taxes, documentary stamp taxes, and closing costs;

1.1.79.	survey costs, appraisal costs and costs for environmental reports, soil reports, and structural design reports;

1.1.80.	recording and filing fees and notary fees;

1.1.81.	fees of Lender’s Inspector;

1.1.82.	other reasonable fees and expenses involved in the closing of this loan;

1.1.83.	In addition to the legal fees described at Section 15.2.1, all attorneys’ fees and expenses payable by Lender which are incidental to (a) the enforcement or defense after the occurrence and during the continuance of a Default of any or all of the Loan Documents and any instrument executed pursuant thereto; (b) the negotiation and preparation of any renewals or modifications to any of the Loan Documents requested by Borrower, SunLink or Healthcare; and (c) rendering any advice to Lender related to the Loan Documents, and any transactions contemplated thereby or related to the enforcement or defense thereof after the occurrence and during the continuance of a Default; and

1.1.84.	Borrower’s obligations for fees, costs, expenses and charges under this Loan Agreement shall be in addition to its obligation to pay the amount of the non-refundable origination and guarantee fees described at Section 15.1 hereof.

Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally, by next day courier service or sent by confirming facsimile transmission or by registered or certified mail, postage prepaid, return receipt requested and addressed as listed below or to such other address as the party concerned may substitute by written notice to the other. All notices shall be deemed received on the date of personal delivery or courier delivery, the date of confirmation of receipt of a facsimile transmission, or within three days (excluding Saturdays, Sundays and holidays recognized in the United States) after being mailed:

To Borrower:	Southern Health Corporation of Houston, Inc.
900 Circle 75 Parkway
Atlanta, GA 30339
Attn: Mark Stockslager

With a copy to:	Smith, Gambrell & Russell, LLP
1230 Peachtree Street, NE
Suite 3100, Promenade Two
Atlanta, GA 30309
Attn: Howard E. Turner, Esq.

To Lender:	Stillwater National Bank and Trust Company
6301 Waterford Boulevard, Suite 101
Oklahoma City, Oklahoma 73118
Attn: Chief Credit Officer

With a copy to:	Bryan J. Wells and Jared D. Giddens
Conner & Winters, LLP
One Leadership Square
211 N. Robinson, Suite 1700
Oklahoma City, OK 73102
Fax No.: (405) 232-2695

Amendment and Waiver. This Loan Agreement and the Loan Documents may not be amended or modified in any way, except by an instrument in writing executed by all of the parties thereto; provided, however, Lender may, in writing: (i) extend the time for performance of any of the obligations of Borrower; (ii) waive any breach or Default by Borrower; and (iii) waive the satisfaction of any condition that is precedent to the performance of Lender’s obligations under this Loan Agreement. In the event of a waiver of a breach or Default by Lender, such specific breach or Default shall be deemed to have been cured and not continuing, but no such waiver shall extend to the reoccurrence of the same breach or Default or any subsequent or other breach or Default or impair any consequence of such subsequent or other breach of Default.

Non-Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right hereunder preclude any other or further right of exercise thereof. The remedies herein provided are cumulative and not alternative.

Applicable Law. This Loan Agreement, all of the Loan Documents and all other documents executed pursuant thereto and in connection therewith to evidence or secure the loans contemplated hereby shall be deemed to be a contract made under the laws of the State of Oklahoma, except the Deed of Trust and Assignment of Rents which shall be governed by Mississippi law respectively. Nothing in this Loan Agreement shall be construed to constitute Lender as a joint venturer with Borrower or to constitute a partnership among any of such parties.

Descriptive Headings. The descriptive headings of the sections and paragraphs of this Loan Agreement are for convenience only and shall not be used in the construction of the terms hereof.

Integrated Agreement. This Loan Agreement, all of the Loan Documents and the other loan documents executed pursuant hereto or in connection herewith constitute the entire agreement between the parties hereto, and there are no agreements, understandings, warranties or representations between the parties other than those set forth in such documents.

Time of Essence. Time is of the essence of this Loan Agreement.

Binding Effect. This Loan Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, personal representatives, legal representatives and assigns.

Third Party Beneficiary. Nothing in this Loan Agreement, express or implied, is intended to confer on any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Loan Agreement.

Right to Defend. Lender shall have the right, but not the obligation, at Borrower’s expense, to commence, to appear in or to defend any action or proceeding (initiated by a third party against Borrower) excluding any insured medical malpractice suit or claim, purporting to affect the rights or duties of the parties hereunder and in connection therewith pay out of the funds of the loan all necessary expenses, including fees of counsel, if Borrower fails to so commence, appear in or defend any such action or proceedings with counsel reasonably satisfactory to Lender.

Participation. Lender is authorized to sell participation interests in the loan evidenced by this Agreement to other financial institutions; and Borrower agrees that subject to the terms of the agreements of participation, each holder of a participation interest will be entitled to rely on the terms of the loan documents executed in connection herewith as if such holder had been named as an original party to the loan documents. Borrower hereby ratifies and authorizes the delivery by Lender either before or after closing of any and all financial and other information regarding Borrower, together with copies of the Loan Documents, to any potential or actual participant.

Disclosure of Information; Confidentiality. Lender agrees to hold any confidential information that it may receive from the Borrower, Guarantor or SunLink pursuant to this Loan Agreement in confidence, except for disclosure: (a) on a confidential basis to legal counsel, independent public accountants and other professional advisors of Lender; (b) to regulatory officials having jurisdiction over Lender; (c) as required by applicable law or legal process (provided that, in the event Lender is so required to disclose such confidential information, Lender shall promptly notify Borrower, so that Borrower, Guarantor or SunLink or any of them may seek a protective order or other appropriate remedy) or in connection with any legal proceeding between Lender and Borrower, Guarantor, SunLink or any of them; and (d) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of Lender’s interests hereunder or a participation interest in the Loan, provided that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section. For purposes of the foregoing, “confidential information” shall mean all information respecting the Borrower, Guarantor, SunLink, or any of them, other than (i) information previously filed by the Borrower, Guarantor or SunLink with any governmental authority and available to the public, and (ii) information previously published in any public medium from a source other than, directly or indirectly, Lender. Use of information by counsel in enforcement proceedings after Default shall not constitute a prohibited disclosure of information under this section.

Accuracy of Information. This Loan Agreement has been entered into by Lender based upon the information, data and representations furnished by Borrower to Lender, and Lender’s obligation to close and fund the loan is subject to the continued accuracy of all matters submitted to Lender herewith. By acceptance hereof, Borrower warrants to Lender that all such information, data and representations heretofore and hereafter furnished to Lender are true and correct in all material respects, and there is contained therein no untrue statement of a material fact and this warranty shall be true at the time the Loan is closed and shall survive closing. There shall be no material change at the time the Mortgage Loan is closed of the income and expenses of the Property, the financial condition of Borrower and all other features of the transaction shall be in all material respects as represented by Borrower to Lender.

Maximum Legal Rate of Interest. Notwithstanding any other provisions of this Loan Agreement or any of the Loan Documents to the contrary, the total interest charges incurred by Borrower pursuant to the Mortgage Note shall not exceed the maximum legal rate of interest under Oklahoma law. If the holder of the Mortgage Note shall ever be entitled to receive, collect or apply, as interest on the loans, any amount in excess of the maximum legal rate of interest permitted to be charged by applicable law, and, in the event any holder of the Mortgage Note ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Mortgage Note, and if the principal balance is paid in full, any remaining excess shall be forthwith paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Borrower and Lender shall, to the maximum extent permitted, under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; (c) “spread” the total amount of interest on the Mortgage Note throughout the entire term of the Mortgage Note so that the interest rate is uniform throughout the entire term of the Mortgage Note.

No Responsibility of Lender. No acceptance or approval (if any) of the Plans and Specifications or any changes thereto by Lender or anyone acting on Lender’s behalf, nor any acknowledgment by Lender or anyone acting on Lender’s behalf, that the MOB have been developed or constructed in accordance with the Plans and Specifications, shall in any way be deemed an express or implied warranty or representation or approval by Lender or any one on behalf of Lender, that such improvements: (a) are or will be structurally sound, (b) are in good or workmanlike condition, repair or state of maintenance, (c) have any particular use or purpose, or (d) have any particular value, and Borrower hereby indemnifies and holds Lender harmless from any such claims that might be made by any party. Further, notwithstanding any term or provision of the Loan Documents, Lender shall not have any obligation or responsibility for the management, conduct or operation of the business and affairs of Borrower. No provision hereof or of any of the other Loan Documents shall be construed or interpreted to create any relationship between Borrower and Lender other than that of debtor and creditor.

No Leasing or Drilling. Borrower shall not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal or production of any mineral, natural element, compound or substance from the surface or subsurface of the Property regardless of the depth thereof or the method of mining or extraction thereof and agree to defend, indemnify, save and hold Lender, its officers, agents, servants, employees, successors and assigns harmless from any and all claims, liabilities, losses or expenses which may be incurred by Lender, and any and all other expenses or losses, either direct or consequential, which are attributable, or alleged in any way to be attributable, to the development and exploitation of mineral rights in, on or around the Property by Borrower or any other party.

Notice of Title Protection. Lender is obtaining its own title protection in this transaction, and Borrower should seek competent advice as to whether Borrower should obtain any additional title protection to protect Borrower.

Jurisdiction and Venue. Borrower hereby submits to the jurisdiction of any state or federal court located in Oklahoma County, Oklahoma, or Chickasaw County, Mississippi, as elected by Lender or required by applicable state law, in connection with any action or proceeding commenced for the collection, enforcement, or defense of this Loan Agreement, the Mortgage Note, the Deed of Trust, or any of the other Loan Documents, and hereby waives all objections to venue or any objections based on the theory of non-convenient forum in connection therewith.

Counterparts. This Loan Agreement may be executed in two or more counterparts, each of which will be an original instrument, but all of which taken together will constitute one agreement.

New Loan. The loan made by Lender to Borrower pursuant to the terms hereof and the execution of this Loan Agreement do not impose legal restrictions that will prevent Borrower from complying with 7 USC Section 1983(3) with respect to any loan obligations held or insured by the USDA, except for the prior written consent of Lender which consent will not be unreasonably withheld but which consent will be conditional on the satisfaction of all of Lender’s underwriting and credit standards, and such other factors as are consistent with prudent banking practices.

USDA Consent. Borrower and Lender hereby acknowledge and agree that any change, modification and/or consent negotiated between Borrower and Lender regarding any terms of this Loan Agreement will not be effective without the prior written consent of the USDA.

Defined Terms. Capitalized terms defined herein shall have the same meaning in the Loan Documents unless otherwise defined therein. Certain defined terms are located in the Sections identified below:

Term	Section
Affiliate	10.17
Assignment of Construction Contract	4.5
Assignment of Plans	4.7
Assignment of Rents	4.2
Borrower	1st Paragraph
Borrower Personal Property	4.3
Building Laws Indemnity	10.34
Building Permit	11.2.8
Business Days	8.5
Chatham	7.21
Chatham Credit Agreement	7.21
Conditional Commitment	5.2
Construction Budget	11.2.5
Construction Contract	11.2.6
Construction Escrow Account	4.3

Current Ratio	10.37.3
Debt to Tangible Net Worth Ratio	10.37.2
Deed of Trust	4.1
Default	11.3
Draw Request	13
EHR Payments	2.3.2
Environmental Indemnity	10.33
Filing Deadline	10.4
Financial Covenants	10.7
Financial Ratios Compliance Certificate	10.7
Funded Debt to EBITDA Ratio	10.6.4
GAAP	6.5
Guarantors	5.1
HIPAA	10.15
Historical Financial Statements	6.5
Interest Rate	2.2
IRC	10.4
IRS	10.4
Lender	1st Paragraph
Lender’s Inspector	11.4
Loan Agreement	1st Paragraph
Loan Commitment	1
Loan Documents	7.1
Maturity Date	2.4
MOB	1
Net Intercompany Funding	10.6.2
OFAC	12.1.1
Ordinary Affiliate Indebtedness	10.26
Permitted Contingent Liabilities	10.23
Permitted Encumbrances	6.4
Permitted Indebtedness	10.26
Plans and Specifications	11.2.4
Prepayment Premium	2.3.3
Prime Rate	2.2
Property	1
Retainage	11.6
SNB Security Agreement	4.3
SNDAs	10.35
Stock Certificates	4.4
Stock Pledge Agreement	4.4
Stock Power	4.4
Submission Deadline	10.4
SunLink	Recitals
SunLink Guaranty	5.1
Term Loan	Recitals

Title Insurer	7.5
USDA Guaranty	Recitals
Working Capital Loan Agreement	Recitals
Working Capital Note	Recitals

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the day and year first above written.

SOUTHERN HEALTH CORPORATION OF HOUSTON, INC., a Georgia corporation

By:
MARK J. STOCKSLAGER, Assistant Treasurer

(the “Borrower”)

STILLWATER NATIONAL BANK AND TRUST COMPANY

By:
Name:
Title:

(the “Lender”)